Exhibit 99.1

TRI POINTE HOMES, INC. REPORTS 2013 SECOND QUARTER RESULTS

-Company Raises Delivery and Revenue Guidance for 2013-

-Establishes 2013 Diluted EPS Range of $0.40 to $0.42-

-Increased Lots Owned and Controlled to Over 2,650-

-Secures New $125 Million Revolving Credit Facility-

Irvine, California, August 13, 2013 /Business Wire/ – TRI Pointe Homes, Inc. (NYSE: TPH) today announced record results for the second quarter ended June 30, 2013.

2013 Second Quarter Highlights and Comparisons to the 2012 Second Quarter

•	Net income was $2.1 million, or $0.07 per diluted share compared to a net loss of $(1.3) million, or $(0.09) per diluted share

•	New home orders increased to 131 compared to 38

•	Active selling communities averaged 6.8 compared to 4.6

•	New home orders per average selling community were 19.3 orders (6.42 monthly) compared to 8.3 orders (2.75 monthly)

•	Cancellation rate improved to 6% compared to 12%

•	Backlog of 183 homes with a dollar value of $107.8 million

•	Average sales price in backlog of $589,000

•	Home sales revenue was $47.5 million compared to $7.7 million

•	New homes delivered increased to 91 compared to 19

•	Average sales price of homes delivered grew 28% to $522,000

•	Homebuilding gross margin percentage improved to 19.3% from 12.0%

•	Acquired 591 lots valued at $61.3 million and controlled an additional 469 lots

•	Cash, cash equivalents and marketable securities were $77.4 million compared to $19.8 million as of December 31, 2012

•	Ratio of debt to capital improved to 16.9% compared to 27.8% as of December 31, 2012

Douglas F. Bauer, Chief Executive Officer stated, “We are beginning to capitalize on the benefits of the imbedded growth in our homebuilding activities as a result of our strategic land acquisitions and the planned rollout of new communities. Although we increased our home prices, which reflects the significant underlying strength in our core markets, it did not slow absorption. We were raising prices to regulate the pace of sales and enhance our margins. Nonetheless, our monthly absorption rate increased to 6.4 new home orders per average selling community during the quarter. As a result, we ended the quarter with a record high backlog reflecting higher pricing that should continue to expand our gross margins and position the Company for a strong finish to the year.”

Mr. Bauer continued, “While sales are robust in our active communities, the Company continued to execute on its land strategy. At the time of our IPO, the Company had 1,550 lots owned or controlled. We have now grown land inventory of lots owned or controlled to over 2,650 or an increase of 70%.”

Second quarter 2013 operating results

Net income was $2.1 million, or $0.07 per diluted share in the second quarter of 2013, compared to a net loss of $(1.3) million, or $(0.09) per diluted share for the second quarter of 2012, primarily driven by a $8.2 million increase in homebuilding gross margin due to higher home sales revenue and increased homebuilding gross margin percentages, offset by an increase in SG&A expense of $3.6 million and an increase in the tax provision of $1.5 million.

Total revenue was $51.1 million in the 2013 second quarter compared to $7.8 million for the same period in 2012. Home sales revenue increased $39.7 million to $47.5 million for the 2013 second quarter, as compared to $7.7 million for the same period in 2012, primarily attributable to a significant increase in new homes delivered to 91 and a growth in the Company’s average sales price of homes delivered to $522,000. The increase in the average sales price of homes delivered was primarily attributable to a change in product mix including deliveries in Northern California projects which have higher average sales prices. Furthermore, the growth in new home deliveries was due to an increase in the average number of selling communities to 6.8 for the 2013 second quarter as compared to 4.6 for the same period in 2012.

New home orders increased to 131 homes for the 2013 second quarter, the highest amount of quarterly orders since the Company began acquiring land in 2010. The Company’s overall absorption rate for the three months ended June 30, 2013 per average selling community increased to 19.3 orders (6.42 monthly), compared to 8.3 orders (2.75 monthly) during the same period in 2012. The improved order trends for the 2013 second quarter resulted in an increase in the number of homes in backlog to 183, representing approximately $107.8 million in home sales revenue. The average sales price of homes in backlog decreased $72,000, or 11%, to $589,000 compared to June 30, 2012. The decrease was due to the relative low number of units in backlog in the prior year period of 34, which included 9 units from Northern California with an average sales price of $1.4 million. We expect that for the balance of 2013, our average sales price will continue to vary on a quarterly basis due to the mix of units and the timing of our new communities.

The Company’s homebuilding gross margin percentage for the 2013 second quarter increased to 19.3% compared to 12.0% for the same period in 2012. This increase compared to the same period in 2012 was primarily due to the delivery unit mix from new projects which achieved higher homebuilding gross margins in the 2013 period. Excluding interest in cost of home sales, adjusted homebuilding gross margin percentage was 20.3%* for the 2013 second quarter versus 12.9%* for the same period in 2012.

SG&A expense for the 2013 second quarter was $5.9 million (12.4% of home sales revenue) compared to $2.3 million (29.3% of home sales revenue) for the same period in 2012. The increase was attributable to a $994,000 increase in sales and marketing expenses related to the planned growth in the number of active selling communities and the number of homes delivered. In addition, general and administrative expenses increased $2.6 million primarily due to an increase in compensation related expenses due to an increase in our office headcount and other costs incurred to support our growth.

The Company purchased 591 lots valued at $61.3 million during the 2013 second quarter, all of which were located in Northern California. Furthermore, an additional 469 lots were contracted or controlled during the second quarter, 232 of which were located in Southern California, 32 in Northern California and 205 in Colorado. As of June 30, 2013, the Company owned or controlled 2,682 lots, of which 1,529 are owned and actively selling or under development and 1,153 are controlled under land option contracts, purchase contracts, or non-binding letters of intent. Of the 2,682 lots owned and controlled, 1,087 are in Southern California, 1,086 in Northern California and 509 in Colorado.

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 11

Subsequent Events

Thomas J. Mitchell, President and Chief Operating Officer of TRI Pointe Homes, noted, “ The Company continues to experience strong traffic and buyer demand in all product segments and markets despite the recent rise in interest rates. In late June, we were proud to open our first community in Colorado with exciting new product that was very well received by strong consumer demand. Additionally, in July we opened two new selling communities within master planned communities in Orange County, California with a combined average sales price of $862,000. Both communities opened with phase sell-outs and continued to be strong for the month of July. For the month of July, we had 63 new home orders from 8 active selling communities.”

Mr. Mitchell continued, “We are also excited about our new revolving credit facility the Company entered into in July with US Bank. The secured three year revolving credit facility, with a maximum loan commitment of $125 million, will provide an effective cost of capital used to fund our growing land acquisition, development and construction activity.”

2013 Outlook

In addition to the two communities opened in July, the Company expects to open three more selling communities offset by final net new home orders at three selling communities for the balance of 2013, resulting in nine active selling communities at the end of 2013. Due to the better than expected pace of new home orders in the second quarter, the Company expects to deliver approximately 45% of its 183 units in backlog as of June 30, 2013 during the third quarter of 2013. Based on the continued strength of new home order absorption rates and the growth in backlog combined with the increased confidence from the success of the new community openings, the Company is raising its guidance for 2013 deliveries to between 370 and 380 units from between 350 and 360 units. In addition, with increased pricing achieved at all of its communities which have contributed to improving homebuilding gross margins, the Company is providing an update to revenue guidance and establishing diluted earnings per share guidance. For the full year 2013, the Company is projecting home sales revenue in the range of $215 to $220 million resulting in projected diluted earnings per share in the range of $0.40 to $0.42, with the majority of earnings expected to be delivered in the fourth quarter.

Earnings Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Tuesday, August 13, 2013. The call will be hosted by, Doug Bauer, Chief Executive Officer, Tom Mitchell, Chief Operating Officer and Mike Grubbs, Chief Financial Officer.

Participants may access the live webcast by visiting the Company’s investor relations website at www.TRIPointeHomes.com. The call can also be accessed by dialing (877) 407-3982, or (201) 493-6780 for international participants.

The replay of the call will be available from approximately 1:00 p.m. Eastern Time on August 13, 2013 through midnight Eastern Time on August 27, 2013. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 417236. The archive of the webcast will be available on the Company’s Web site for a limited time.

About TRI Pointe Homes, Inc.

TRI Pointe Homes, Inc (NYSE: TPH) is engaged in the design, construction and sale of innovative single-family homes in planned communities in major metropolitan areas located throughout Southern and Northern California and, more recently, Colorado. The Company is headquartered in Irvine, California. For more information about the Company and its new home developments please visit the Company’s website at www.TRIPointeHomes.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of our competition;

our leverage and debt service obligations; our relationship, and actual and potential conflicts of interest, with Starwood Capital Group; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.

Investor Relations Contact:

Brad Cohen, InvestorRelations@TRIPointeHomes.com, 949-478-8696

Media Contact:

Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
Operating Data:
Home sales	$47,457	$7,736	$39,721	$71,314	$12,324	$58,990
Homebuilding gross margin	$9,139	$929	$8,210	$13,547	$1,445	$12,102
Homebuilding gross margin %	19.3%	12.0%	7.3%	19.0%	11.7%	7.3%
Adjusted homebuilding gross margin % *	20.3%	12.9%	7.4%	20.1%	12.7%	7.4%
SG&A expense	$5,899	$2,270	$3,629	$10,542	$3,941	$6,601
SG&A expense as a % of home sales	12.4%	29.3%	(16.9)%	14.8%	32.0%	(17.2)%
Net income (loss)	$2,075	$(1,317)	$3,392	$2,345	$(2,460)	$4,805
EBITDA *	$4,783	$(1,059)	$5,842	$5,714	$(1,963)	$7,677
Interest incurred and capitalized to inventory	$579	$475	$104	$1,313	$647	$666
Interest expense	$—	$—	$—	$—	$—	$—
Interest in cost of home sales	$502	$69	$433	$758	$126	$632
Other Data:
Net new home orders	131	38	245%	254	56	354%
New homes delivered	91	19	379%	139	30	363%
Average selling price of homes delivered	$522	$407	28%	$513	$411	25%
Average selling communities	6.8	4.6	2.2	6.8	4.1	2.7
Selling communities at end of period	7	4	3	7	4	3
Cancellation rate	6%	12%	(6)%	7%	16%	(9)%
Backlog (estimated dollar value)	$107,759	$22,478	379%
Backlog (homes)	183	34	438%
Average selling price in backlog	$589	$661	(11)%

	June 30, 2013	December 31, 2012	Change
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$77,374	$19,824	$57,550
Real estate inventories	$301,831	$194,083	$107,748
Lots owned and controlled	2,682	1,550	73%
Homes under construction(1)	229	91	152%
Notes payable	$62,557	$57,368	$5,189
Equity	$307,568	$149,153	$158,415
Book capitalization	$370,125	$206,521	$163,604
Ratio of debt-to-capital	16.9%	27.8%	(10.9)%
Ratio of net debt-to-capital *	N/A	20.1%	N/A

(1)	Homes under construction includes completed homes
*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 11

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 30,	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$37,537	$19,824
Marketable securities	39,837	—
Real estate inventories	301,831	194,083
Contracts and accounts receivable	1,448	548
Other assets	2,306	3,061

Total Assets	$382,959	$217,516

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$12,834	$10,995
Notes payable	62,557	57,368

Total Liabilities	75,391	68,363

Equity:
Members equity	—	149,153
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 31,597,907 shares issued and outstanding as of June 30, 2013	316	—
Additional paid-in capital	309,351	—
Accumulated deficit	(1,917)	—
Accumulated other comprehensive income	(182)	—

Total Stockholders’ equity	307,568	—

Total Equity	307,568	149,153

Total Liabilities and Equity	$382,959	$217,516

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Home sales	$47,457	$7,736	$71,314	$12,324
Fee building	3,630	72	7,661	137

Total revenues	51,087	7,808	78,975	12,461

Expenses:
Cost of home sales	38,318	6,807	57,767	10,879
Fee building	3,395	46	7,020	111
Sales and marketing	1,791	797	3,121	1,290
General and administrative	4,108	1,473	7,421	2,651

Total expenses	47,612	9,123	75,329	14,931

Income (loss) from operations	3,475	(1,315)	3,646	(2,470)
Other income (expense), net	89	(2)	261	10

Income (loss) before income taxes	3,564	(1,317)	3,907	(2,460)
Provision for income taxes	(1,489)	—	(1,562)	—

Net income (loss)	$2,075	$(1,317)	$2,345	$(2,460)

Net Income (loss) per share
Basic	$0.07	$(0.09)	$0.08	$(0.18)
Diluted	$0.07	$(0.09)	$0.08	$(0.18)
Weighted average number of shares
Basic	31,597,907	14,572,743	29,940,448	13,668,616
Diluted	31,614,646	14,572,743	29,953,625	13,668,616

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Cash flows from operating activities
Net income (loss)	$2,075	$(1,317)	$2,345	$(2,460)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	179	73	224	139
Amortization of stock-based compensation	517	116	844	232
Loss (gain) on sales of marketable securities	21	—	(19)	—
Changes in operating assets and liabilities:
Real estate inventories	(56,669)	(27,729)	(107,748)	(45,494)
Contracts and accounts receivable	(172)	(27)	(900)	(425)
Other assets	(366)	169	821	(4)
Accounts payable and accrued liabilities	(763)	337	1,839	(1,300)

Net cash used in operating activities	(55,178)	(28,378)	(102,594)	(49,312)

Cash flows from investing activities
Purchases of furniture and equipment	(161)	(23)	(290)	(61)
Purchases of marketable securities	—	—	(125,000)	—
Sales of marketable securities	20,000	—	85,000	—

Net cash provided by (used in) investing activities	19,839	(23)	(40,290)	(61)

Cash flows from financing activities
Net proceeds from issuance of common stock	—	—	155,408	—
Cash contributions from member	—	—	—	14,000
Financial advisory fee paid on capital raised	—	—	—	(490)
Borrowings from notes payable	29,275	31,378	53,850	45,002
Repayments of notes payable	(27,614)	(8,519)	(48,661)	(11,283)

Net cash provided by financing activities	1,661	22,859	160,597	47,229

Net increase (decrease) in cash and cash equivalents	(33,678)	(5,542)	17,713	(2,144)
Cash and cash equivalents – beginning of period	71,215	13,562	19,824	10,164

Cash and cash equivalents – end of period	$37,537	$8,020	$37,537	$8,020

Supplemental disclosure of cash flow information
Interest paid, net of amounts capitalized	$—	$—	$—	$—

MARKET DATA

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
	Homes	Avg. Selling	Homes	Avg. Selling	Homes	Avg. Selling	Homes	Avg. Selling
	Delivered	Price	Delivered	Price	Delivered	Price	Delivered	Price
New Homes Delivered:
Southern California	66	$410	19	$407	109	$400	30	$411
Northern California	25	816	—	—	30	922	—	—
Colorado	—	—	—	—	—	—	—	—

Total	91	$522	19	$407	139	$513	30	$411

	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
	New	Average	New	Average	New	Average	New	Average
	Home	Selling	Home	Selling	Home	Selling	Home	Selling
	Orders	Communities	Orders	Communities	Orders	Communities	Orders	Communities
Net New Home Orders:
Southern California	87	3.5	29	3.8	179	4.1	47	3.7
Northern California	42	3.0	9	0.8	73	2.6	9	0.4
Colorado	2	0.3	—	—	2	0.1	—	—

Total	131	6.8	38	4.6	254	6.8	56	4.1

	June 30, 2013			June 30, 2012
		Backlog	Average		Backlog	Average
	Backlog	Dollar	Selling	Backlog	Dollar	Selling
	Units	Value	Price	Units	Value	Price
Backlog:
Southern California	123	$57,280	$466	25	$10,040	$402
Northern California	58	49,757	858	9	12,438	$1,382
Colorado	2	722	361	—	—	—

Total	183	$107,759	$589	34	$22,478	$661

	June 30,	December 31,
	2013	2012
Lots Owned and Controlled:
Southern California	1,087	777
Northern California	1,086	520
Colorado	509	253

Total	2,682	1,550

Lots by Ownership Type:
Lots owned	1,529	775
Lots controlled(1)	1,153	775

Total	2,682	1,550

(1)	Includes lots that are under land option contracts, purchase contracts or non-binding letters of intent. With respect to the lots under non-binding letters of intent, there can be no assurance that we will enter into binding agreements or as to the terms thereof.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

In this earnings release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2013	%	2012	%	2013	%	2012	%
	(dollars in thousands)				(dollars in thousands)
Home sales	$47,457	100.0%	$7,736	100.0%	$71,314	100.0%	$12,324	100.0%
Cost of home sales	38,318	80.7%	6,807	88.0%	57,767	81.0%	10,879	88.3%

Homebuilding gross margin	9,139	19.3%	929	12.0%	13,547	19.0%	1,445	11.7%
Add: interest in cost of home sales	502	1.0%	69	0.9%	758	1.1%	126	1.0%

Adjusted homebuilding gross margin	$9,641	20.3%	$998	12.9%	$14,305	20.1%	$1,571	12.7%

Homebuilding gross margin percentage	19.3%		12.0%		19.0%		11.7%

Adjusted homebuilding gross margin percentage	20.3%		12.9%		20.1%		12.7%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30,	December 31,
	2013	2012
	(dollars in thousands)
Debt	$62,557	$57,368
Equity	307,568	149,153

Total capital	$370,125	$206,521

Ratio of debt-to-capital(1)	16.9%	27.8%

Debt	$62,557	$57,368
Less: cash, cash equivalents and marketable securities	(77,374)	(19,824)

Net debt	—	37,544
Equity	307,568	149,153

Total capital	$307,568	$186,697

Ratio of net debt-to-capital(2)	N/A	20.1%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.
(2)	The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash, cash equivalents and marketable securities) by the sum of net debt plus equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and reconciles those amounts to net income (loss), as reported and prepared in accordance with GAAP. EBITDA means net income (loss) before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful as one measure of the Company’s ability to service debt and obtain financing.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net income (loss)	$2,075	$(1,317)	$2,345	$(2,460)
Interest expense:
Interest incurred	579	475	1,313	647
Interest capitalized	(579)	(475)	(1,313)	(647)
Amortization of interest in cost of home sales	502	69	758	126
Provision for income taxes	1,489	—	1,562	—
Depreciation and amortization	179	73	224	139
Loss (gain) on sales of marketable securities	21	—	(19)	—
Amortization of stock-based compensation	517	116	844	232

EBITDA	$4,783	$(1,059)	$5,714	$(1,963)

The following table reconciles net cash used in operating activities, as reported and prepared in accordance with GAAP, to EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands)		(in thousands)
Net cash used in operating activities	$(55,178)	$(28,378)	$(102,594)	$(49,312)
Amortization of interest in cost of home sales	502	69	758	126
Provision for income taxes	1,489	—	1,562	—
Changes in operating assets and liabilities:
Real estate inventories	56,669	27,729	107,748	45,494
Contracts and accounts receivable	172	27	900	425
Other assets	366	(169)	(821)	4
Accounts payable and accrued liabilities	763	(337)	(1,839)	1,300

EBITDA	$4,783	$(1,059)	$5,714	$(1,963)